FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES SECOND QUARTER 2019 FINANCIAL RESULTS

COLUMBIA, MD - August 14, 2019 - GSE Systems, Inc. (GSE or the Company) (Nasdaq: GVP), a leading provider of professional and technical engineering, staffing services and simulation software to clients in the power and process industries, today announced financial results for the second quarter (Q2) ended June 30, 2019.

Q2 2019 vs. Q2 2018 OVERVIEW

Revenue of $23.5 million, compared to $24.7 million.
Gross profit of $5.9 million, compared to $6.3 million.
Net loss of $(0.1) million, or $(0.01) per diluted share, compared to net income of $1.0 million, or $0.05 per diluted share.
Adjusted net income[1] of $1.0 million, or $0.05 per diluted share, compared to $2.5 million, or $0.13 per diluted share.
Adjusted EBITDA[1] of $1.9 million, compared to $2.4 million.
Reduced debt by approximately $1.2 million in Q2 2019.

At June 30, 2019

Cash and cash equivalents of $9.7 million.
Total debt of $21 million.
Working capital of $10.5 million and current ratio of 1.5x.
YTD new orders of $23.9 million.
Backlog of $54.9 million.

Kyle J. Loudermilk, GSE’s President and Chief Executive Officer, said, “Adjusted EBITDA was $1.9 million, up significantly from $0.2 million in the first quarter of 2019 as we continued to work through the previously disclosed work suspension with a customer at DP Engineering. The work suspension reduced adjusted EBITDA for our Performance Improvement segment by approximately $0.4 million in the second quarter of 2019 and $0.7 million year to date. This contract was terminated on August 6, 2019 and we expect to reduce expenses in line with costs by the end of Q3. Moreover, we are observing encouraging signs of a potentially significant emerging capex cycle based on industry trends, such as nuclear plant digitalization for safety related equipment, which plays to the combined strengths of our platform, positioning us well for potential future bidding activity. Moving to our NITC segment, we were impacted by weaker customer demand for our staffing services during the quarter. While disappointed with NITC’s results, we are optimistic that recent hires of several high-quality business development professionals will deliver a positive impact on orders, backlog, and sales. Finally, the international restructuring undertaken in the prior year continued to favorably impact our year over year cost comparisons this quarter."

Mr. Loudermilk concluded, "We are actively pursuing additional business opportunities in the nuclear industry as we look to diversify the client base for our very essential services. As an example, subsequent to Q2, we were awarded an approximately $1.5 million contract with a large nuclear operating company in which we will deliver a Data Validation and Reconciliation, or DVR, solution for 11 reactors at six of the utility's nuclear sites. This is our second contract this year with a major nuclear provider for this type of solution, bringing our total DVR-related new orders in 2019 to over $4 million. Although quarter to quarter variability can be expected given the project nature of our business, we have taken decisive actions to increase new order flow and backlog in the coming quarters. We are committed and well positioned to drive improved performance through our strategic set of assets, talented employees and specialized technologies that deliver value-added solutions to the nuclear power industry, which is increasingly recognized throughout the world as a critical source of carbon-free baseload energy.”

1 Refer to the non-GAAP reconciliation tables at the end of this press release for a definition of “adjusted EBITDA” and “adjusted net income”.

Q2 2019 RESULTS
Q2 2019 revenue decreased $1.2 million to $23.5 million, from $24.7 million in Q2 2019.

	Three months ended		Six months ended
	June 30,		June 30,
Revenue	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Performance	$13,010	$10,864	$25,200	$20,765
NITC	10,448	13,834	20,452	26,828
Total Revenue	$23,458	$24,698	$45,652	$47,593

Performance Improvement Solutions (Performance) revenue totaled $13.0 million and $10.9 million for Q2 2019 and Q2 2018, respectively. The Company recorded total Performance orders of $3.7 million and $8.6 million for Q2 2019 and Q2 2018, respectively. The increase in revenue was primarily driven by the acquisition of DP Engineering in Q1 2019, which contributed $2.7 million of revenue in Q2 2019. It was partially offset by the decrease of $0.6 million revenue from foreign subsidiaries as a result of the winding down of the international subsidiaries.

Nuclear Industry Training and Consulting (NITC) revenue decreased to $10.4 million for Q2 2019 from $13.8 million for Q2 2018. NITC orders totaled $5.8 million and $7.4 million for Q2 2019 and Q2 2018, respectively. The decrease in revenue was largely due to lower staffing needs during the quarter. Q2 2019 gross profit decreased to $5.9 million, or 25% of revenue, from $6.3 million, or 26% of revenue, in Q2 2018.

(in thousands)	Three months ended June 30,				Six months ended June 30,
Gross profit	2019	%	2018	%	2019	%	2018	%
	(unaudited)		(unaudited)		(unaudited)		(unaudited)
Performance	$4,540	34.9%	$4,429	40.8%	$8,239	32.7%	$7,680	37.0%
NITC	1,327	12.7%	1,911	13.8%	2,364	11.6%	3,558	13.3%
Gross Profit	$5,867	25.0%	$6,340	25.7%	$10,603	23.2%	$11,238	23.6%

Performance gross profit for Q2 2019 was $4.5 million, or 34.9% gross margin, compared to $4.4 million, or 40.8% gross margin, in Q2 2018. The gross margin percentage for Performance was lower in Q2 2019, primarily due to the recent acquisitions of True North and DP Engineering which have lower margin projects.

NITC gross profit for Q2 2019 was $1.3 million, or 12.7% gross margin, compared to approximately $1.9 million, or 13.8% gross margin, in Q2 2018. The lower gross profit percentage in Q2 2019 was primarily due to lower margin work from a major customer in 2019.

Selling, general and administrative (SG&A) expenses in Q2 2019 totaled $4.3 million, or 18.5% of revenue, compared to $4.8 million, or 19.4% of revenue, in Q2 2018. The minor fluctuations in SG&A expenses represented the normal changes in the regular business operation.

Amortization of definite-lived intangible assets increased to $0.5 million in Q2 2019, compared to $0.3 million in Q2 2018. The increase in amortization of definite-lived intangible assets in 2019 was primarily due to acquisitions of DP Engineering and True North. In Q2 2019, DP Engineering and True North's amortization expenses totaled $0.1 million and $0.3 million, respectively.

Operating income was approximately $0.7 million and $0.7 million in Q2 2019 and Q2 2018, respectively.

Net loss for Q2 2019 totaled approximately $(0.1) million, or $(0.01) per basic and diluted share, compared to net income of $1.0 million, or $0.05 per basic and diluted share, in Q2 2018. The change was primarily driven by $0.3 million of increase on interest expense and $0.9 million increase on provision for income taxes.

Adjusted net income1, which excludes from net income the impact of non-cash loss on impairment, impact of the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, impact of the change in fair value of derivative instruments, acquisition related expenses, amortization of intangible assets related to acquisitions, and bad debt expense due to customer bankruptcy, was approximately $1.0 million, or $0.05 per diluted share, compared to approximately $2.5 million, or $0.13 per diluted share, in Q2 2018.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for Q2 2019 was $1.3 million compared to $1.2 million in Q2 2018.

Adjusted EBITDA1, which excludes from EBITDA non-cash loss on impairment, the impact of the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, impact of the change in fair value of derivative instruments, acquisition related expenses, and bad debt due to customer bankruptcy, totaled approximately $1.9 million and $2.4 million for Q2 2019 and Q2 2018, respectively.

BACKLOG AND CASH POSITION
Backlog at June 30, 2019 was $54.9 million, compared to $68.9 million at March 31, 2019. Backlog at June 30, 2019, included $38.6 million of Performance backlog, $4.9 million of which was attributable to DP Engineering, and $16.3 million of NITC backlog.

GSE’s cash position at June 30, 2019, was $9.7 million, as compared to $11.3 million, at March 31, 2019. The change in cash position was primarily driven by the timing difference of cash collection and payments in different periods and $1.2 million payment on the principal of long-term debt.

CONFERENCE CALL
Management will host a conference call today at 4:30 pm Eastern Time to discuss Q2 2019 results as well as other matters.

Interested parties may participate in the call by dialing:
(877) 407-9753 (Domestic)
(201) 493-6739 (International)

The conference call will also be accessible via the following link:
https://78449.themediaframe.com/dataconf/productusers/gvp/mediaframe/31717/indexl.html

For those who cannot listen to the live broadcast, an online webcast replay will be available at www.gses.com or through November 14, 2019 at the following link:
https://78449.themediaframe.com/dataconf/productusers/gvp/mediaframe/31717/indexl.html

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is a leading provider of engineering, expert staffing, and simulation software to clients in the power and process industries. GSE’s products and services are tailored to help customers achieve performance excellence in design, training, compliance, and operations. The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Maryland, with offices in Alabama, Florida, Colorado, Texas and Beijing, China. Information about GSE Systems is available at  www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Chris Sorrells	Kalle Ahl, CFA
Chief Operating Officer	(212) 836-9614
GSE Systems, Inc.	kahl@equityny.com
(410) 970-7802

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018

Revenue	$23,458	$24,698	$45,652	$47,593
Cost of revenue	17,591	18,358	35,049	36,355
Gross profit	5,867	6,340	10,603	11,238

Operating expenses:
Selling, general and administrative	4,343	4,793	8,766	9,320
Research and development	156	189	396	518
Restructuring charges	2	190	2	1,107
Loss on impairment	-	-	5,464	-
Depreciation	102	176	193	279
Amortization of definite-lived intangible assets	547	312	1,056	462
Total operating expenses	5,150	5,660	15,877	11,686

Operating income (loss)	717	680	(5,274)	(448)

Interest (expense), net	(316)	(61)	(524)	(39)
Loss on derivative instruments, net	(101)	(91)	(8)	(247)
Other (expense) income, net	(19)	4	3	29
Income (loss) before income taxes	281	532	(5,803)	(705)
Provision (benefit) for income taxes	406	(449)	(1,442)	(190)
Net (loss) income	$(125)	$981	$(4,361)	$(515)

Basic (loss) income per common share	$(0.01)	$0.05	$(0.22)	$(0.03)

Diluted (loss) income per common share	$(0.01)	$0.05	$(0.22)	$(0.03)

Weighted average shares outstanding - Basic	20,006,492	19,651,441	19,979,018	19,580,046

Weighted average shares outstanding - Diluted	20,006,492	20,029,123	19,979,018	19,580,046

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected Balance Sheet Data (in thousands)

	June 30, 2019	December 31, 2018
	(unaudited)	(audited)
Cash and cash equivalents	$9,672	$12,123
Current assets	30,947	35,000
Total assets	68,996	61,440

Current liabilities	$20,400	$22,330
Long-term liabilities	20,975	7,981
Stockholders' equity	27,621	31,129

EBITDA and Adjusted EBITDA Reconciliation (in thousands)
References to “EBITDA” mean net (loss) income, before taking into account interest expense (income), provision for income taxes, depreciation, and amortization. References to Adjusted EBITDA exclude non-cash loss resulting from impairment charges to lower carrying amount of goodwill and intangible assets, impact of the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, impact of the change in fair value of derivative instruments, and acquisition-related expense. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Net (loss) income	$(125)	$981	$(4,361)	$(515)
Interest expense (income), net	316	61	524	39
Provision (benefit) for income taxes	406	(449)	(1,442)	(190)
Depreciation and amortization	748	573	1,477	944
EBITDA	1,345	1,166	(3,802)	278
Loss on impairment	-	-	5,464	-
Change in fair value of contingent consideration	-	-	(1,200)	-
Restructuring charges	2	190	2	1,107
Stock-based compensation expense	439	401	1,036	1,028
Impact of the change in fair value of derivative instruments	101	91	8	247
Acquisition-related expense	-	491	628	491
Bad debt expense due to customer bankruptcy	-	65	-	65
Adjusted EBITDA	$1,887	$2,404	$2,136	$3,216

Adjusted Net Income and Adjusted EPS Reconciliation (in thousands, except per share amounts)
References to Adjusted net income exclude non-cash loss on impairment, impact of the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, impact of the change in fair value of derivative instruments, acquisition-related expense, and amortization of intangible assets related to acquisitions. Adjusted Net Income and adjusted earnings per share (adjusted EPS) are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes adjusted net income and adjusted EPS, in addition to other GAAP measures, are useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period.  These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP adjusted net income and adjusted EPS to GAAP net income, the most directly comparable GAAP financial measure, is as follows:

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Net (loss) income	$(125)	$981	$(4,361)	$(515)
Loss on impairment	-	-	5,464	-
Change in fair value of contingent consideration	-	-	(1,200)	-
Restructuring charges	2	190	2	1,107
Stock-based compensation expense	439	401	1,036	1,028
Impact of the change in fair value of derivative instruments	101	91	8	247
Acquisition-related expense	-	491	628	491
Amortization of intangible assets related to acquisitions	547	312	1,056	462
Bad debt expense due to customer bankruptcy	-	65	-	65
Adjusted net income	$964	$2,531	$2,633	$2,885

Diluted (loss) income per common share	$(0.01)	$0.05	$(0.22)	$(0.03)

Adjusted earnings per common share - Diluted	$0.05	$0.13	$0.13	$0.14

Weighted average shares outstanding - Diluted(1)	20,269,733	20,029,123	20,154,866	19,920,034

(1) During the six months ended June 30, 2019 and 2018, the Company reported both a GAAP net loss and positive adjusted net income. Accordingly, there were 175,848 and 714,821 dilutive shares from options and RSUs included in the adjusted earnings per common share calculation that were considered anti-dilutive in determining the GAAP diluted loss per common share.

(1) During the three months ended June 30, 2019 and 2018, the Company reported a GAAP net loss and positive adjusted net income. Accordingly, there were 263,241 dilutive shares from options and RSUs included in the adjusted earnings per common share calculation, that were considered anti-dilutive in determining the GAAP diluted loss per common share. During the three months ended June 30, 2018, the Company reported both a GAAP net income and positive adjusted net income. Accordingly, there were 377,682 dilutive shares from options and RSUs included in the adjusted earnings per common share calculation.